EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 8, 1995 relating to the financial statements of Aminco, Inc., and Subsidiaries, appearing on page F-16 of the Carson, Inc. Registration Statement on Form S-1, including information filed pursuant to Rule 424(b) on October 14, 1996.


PRICE WATERHOUSE LLP
Atlanta, Georgia
February 4, 1997